EXHIBIT 99.2

September 19, 2016

Re: Close-out of Griffin Capital Essential Asset REIT II, Inc. (the "Company") Primary Offering

Dear Financial Professional:

We are grateful for the continuing support from our broker-dealer and financial adviser partners across the country. We believe this support has allowed us to experience great success executing our investment strategies and providing benefits to our shareholders.
At the Company’s most recent Board of Directors (the "Board") meeting, the Board approved the close of the Company’s primary offering on January 20, 2017. As of September 12, 2016, the Company had raised approximately $582 million in this offering in a challenging regulatory environment. We believe that when the Company has fully deployed the funds from this offering, we will have a portfolio of well over $1 billion in properties. After the equity is deployed and the portfolio stabilized, the Board will determine its next steps in the life cycle of the Company. The Company believes it will have several strategic options available to pursue and when the Board determines that the time is appropriate, the Board will hire a third party investment banking firm to help guide the Company through such process.
In connection with the closing, the Company’s policy will be to accept subscription agreements only if they are received by the Company’s transfer agent on or before the close of business on January 20, 2017 and fully funded and in good order no later than the close of business on January 31, 2017. The Company intends to continue to sell shares of its common stock in the offering pursuant to its distribution reinvestment plan following the termination of its primary offering.
To the extent subscriptions for qualified account investments are submitted in good order to the transfer agent prior to the close-out of our offering, subject only to the receipt of funds, such subscription may be processed if the qualified funds are received on or before March 3, 2017. Any subscriptions received that we are not able to accept due to a lack of shares remaining to be sold in our offering will be promptly returned.
If you intend to submit additional subscriptions prior to the close of our offering, please plan accordingly to ensure that your clients’ investment requests can be satisfied. Additionally, please be mindful of the often significant delays in the receipt of investor funds from qualified accounts. While we will make every effort to process subscriptions from qualified accounts, subscriptions cannot be accepted until investor funds are received. Therefore, it is important that subscriptions from qualified accounts be submitted as soon as possible and that you work with the custodian(s) to ensure the prompt transfer of funds to DST.
You and your firm have been valuable partners in the success of Griffin Capital Essential Asset REIT II, Inc. and we thank you for your continued support. Please contact us at (866) 606-5901 should you have any questions.
Sincerely,

/s/ Kevin A. Shields	/s/ Cory D. Calvert
Kevin A. Shields	Cory D. Calvert
Chairman & CEO	National Sales Director
Griffin Capital Essential Asset REIT II, Inc.	Griffin Capital Securities, LLC